                                                                   EXHIBIT 16.1


David T.
   Thomson P.C. _______________________Certified Public Accountant








Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

I have read Item 4 included in the attached Form 8-K dated September 25, 2000 of CodeStream Holdings, Inc. and am in agreement with the statements contained in the first paragraph as to my dismissal and the second paragraph therein. As to the rest of the statements contained in Item 4, I have no basis to agree or disagree with the statements contained therein.

Very truly yours,

/s/ David T. Thomson

David T. Thomson P.C.
















             P.O. Box 571605 * Murray, Utah 84157* (801) 966-9481